Date:	August 15, 2005

Media Contact:	William H. Galligan William.h.galligan@kcsr.com	816/983-1551

Kansas City Southern Files
Second Quarter 2005 Form 10-Q

Kansas City, MO. Kansas City Southern (KCS or the Company) (KSU: NYSE) has completed the filing of its Quarterly Report on Form 10-Q for the second quarter of 2005 with the Securities and Exchange Commission (SEC). As a result of a change in the methodology for calculating statutory employee deferred profit sharing expense for Grupo TFM and TFM employees, the Company has determined that an additional operating expense charge of $3 million is required.

In comparison to the Company’s earnings release dated August 3, 2005:

-	For the quarter ended June 30, 2005, there is no impact on
revenues, operating expenses increased from $386.4 million to
$389.4 million and the Company’s net loss for the quarter
increased from $25.8 million to $27.3 million.

-	For the year-to-date ended June 30, 2005, there is no impact on revenues, operating expenses increased from $559.8 million to
$562.8 million and the Company’s net loss increased from $19.9 million to $21.4 million.

Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 for our revised financial statements and further discussion of the quarter results.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.